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                        [LETTERHEAD OF AUDIO BOOK CLUB]

September 15, 1997

Mr. Jesse Faber
1 Nutting Place
West Caldwell, NJ 07006

Re: AUDIO BOOK CLUB, INC. (the "Company")

Dear Jesse:

This letter will cover the period of your employment with the Company from November 1, 1997 until October 31, 1998 (the "Employment Term").

In this regard, the, Company will pay you a base salary, commencing November 1, 1997 of $140,000 (One Hundred and Fourty Thousand) per annum. Such salary will be paid monthly in arrears on the last day of the month at the rate of $11,667) per month, prorated for your first and last month, for the actual number of days employed during each month.

In addition to this base salary, you will receive a bonus, provided you are still employed by the Company at the conclusion of the Employment Term, of $35,000 (Thirty-Five Thousand Dollars) to be paid to you on October 31, 1998.

In the event the Company completes it's initial public offering that is presently underway, then you will receive options to acquire 50,000 shares of common stock in the Company pursuant to and in accordance with the Company's stock option plan. Such options shall vest as to 1/5th of the shares covered therely on October 31, 1998 and each October 31, 1998 thru October 31, 2002; provided, however, that such options shall terminate and be cancelled if you are no longer employed by the Company prior to the date such options vest. Such options shall be exercisable at a price per share equal to 110% of the public offering price of the common stock in the initial public offering and will be exercisable for a period of five years commencing immediately upon vesting, provided, however, if you are no longer employed by the Company, such options shall expire on the earlier of 30 days following the date you are no longer employed by the Company or five years from the date such options initially became exercisable.


     20 Community Place * P.O. Box 2316 * Morristown, New Jersey 07962-2316
         (201) 539-9528 FAX (201) 539-1273 http://www.audiobookclub.com
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Mr. Jesse Faber
September 15,1997
Page 2

You will also receive four weeks paid vacation during the Employment Term.

You acknowledge and agree that: all mailing lists; customer, member and prospect names; licensor arrangements; front end and back end marketing performance; financial statements; operating system, data base and other computer software specific to the Company; and all information which is known by you to be subject to a confidentiality agreement or obligation of confidentiality, even without a confidentiality agreement between the Company and another person or party, shall be maintained by you in a confidential manner and you agree that you will not use such information to the detriment of the Company or disclose such information to any third party, except as may be necessary in the course of perfoming your job responsibilities. You further agree that your obligations of confidentiality with respect to such information shall continue for five years after you cease to be employed by the Company.

You acknowledge that this letter and the May 1, 1997 employment letter between the Company and you embodies and constitutes the entire understanding between the Company and you with respect to your employment by the Company and such employment arrangement may not be modified except by a writing signed by the Company and you.

Very truly yours,

AUDIO BOOK CLUB, INC.



Michael Herrick, COO


AGREED AND ACCEPTED this 16th
day of September, 1997



/s/ Jesse Faber
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Jesse Faber


Enclosure
c: Norton Herrick